Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, as an exhibit, in the S-1 Filing of IDW Media Holdings, Inc., of our reports dated January 25, 2021 and January 27, 2020, except for notes 2 and 18, as to which the date is November 30, 2020, on our audits of the consolidated financial statements of IDW Media Holdings, Inc. as of October 31, 2020 and October 31, 2019.

/s/ Zwick & Banyai, PLLC

Southfield, Michigan March 1, 2021